AMENDMENT NO. ONE TO ARCADIA RESOURCES, INC.

2008 EXECUTIVE PERFORMANCE BASED COMPENSATION PLAN

THIS AMENDMENT NO. ONE (this "Amendment") TO ARCADIA RESOURCES, INC. 2008 EXECUTIVE PERFORMANCE BASED COMPENSATION PLAN (the "Plan") is approved and adopted by the Board of Directors of Arcadia Resources, Inc. (the "Company") this 14th day of July, 2008. Unless otherwise defined herein, all capitalized terms used in this Amendment shall have the respective meanings provided such terms in the Plan.

IN WITNESS WHEREOF, Section 1 of the Plan shall be amended and restated to read and be read as followed:

3. Effective Date; Term of Plan. The effective date of the Plan is May 1, 2008 and shall first apply to the Company's 2009 Plan Year (April 1, 2008 to March 31, 2009). When determined by the Board to be necessary and appropriate under Section 162(m), this Plan shall be submitted for the approval of the Company's shareholders at the next annual meeting of shareholders. In the event that this Plan is not so approved by shareholders after having been submitted for approval after recommendation by the Board, this Plan shall cease to be effective and will terminate with respect to all subsequent Plan Years. The Plan shall continue until terminated under Section 16 of the Plan.

This Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the Agreement. The Plan shall continue in full force and effect in accordance with its terms except as expressly waived or modified hereby. From and after the date hereof, all references in the Plan shall be deemed to be references to the Plan after giving effect to this Agreement.

Approved and Adopted by

the Board of Directors

of Arcadia Resources, Inc.,

this 14th day of July, 2008

/s/ Michelle M. Molin

Michelle M. Molin

Executive Vice President, General Counsel &

Corporate Secretary